Exhibit 99.1 NEWS RELEASE NEWS RELEASE GATX Corporation Adds Shelley Bausch to Board of Directors 7/28/2023 CHICAGO--(BUSINESS WIRE)-- GATX Corporation (NYSE: GATX) today announced the election of Shelley J. Bausch to its board of directors. Ms. Bausch will also serve as a member of the board’s Audit and Governance Committees. With the appointment of Ms. Bausch, the GATX board will now consist of nine members, including eight independent directors. “We are pleased to welcome Shelley to GATX’s board of directors,” said Robert C. Lyons, president and chief executive officer of GATX. “Shelley has extensive experience and success leading international businesses across industries. Her insights will be crucial to GATX as we continue executing our global growth strategy.” “Shelley is an excellent addition to our group of independent directors,” said James B. Ream, chair of the board of directors. “With her commercial expertise and public company board experience, Shelley will provide invaluable perspectives to GATX.” Ms. Bausch, 57, serves as Senior Vice President, Global Industrial Coatings of Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global manufacturer, marketer and distributor of high-performance coatings systems that serves a variety of industrial end markets. Prior to being named to her current role in January 2021, Ms. Bausch led the Asia Pacific region and the Fluid Technologies business unit for Carlisle Companies Incorporated (NYSE: CSL), a manufacturer of engineered products used in roofing, architectural metal, aerospace, medical technologies, industrial, transportation, refinish, and agriculture, mining and construction equipment markets. Before joining Carlisle, she led the Global Industrial Coatings business for PPG Industries, Inc. (NYSE: PPG) from 2014 to 2017. Ms. Bausch started her career at Dow Corning Corporation and spent 25 years in a variety of commercial roles with increasing responsibilities. Ms. Bausch served on the board of directors of the Kraton Corporation from 2017 to 2022. She holds an MBA from the University of Michigan–Flint and a bachelor’s degree from Alma College. COMPANY DESCRIPTION At GATX Corporation (NYSE:GATX), we empower our customers to propel the world forward. GATX leases transportation assets including railcars, aircraft spare engines and tank containers to customers worldwide. Our mission is to provide innovative, unparalleled service that enables our customers to transport what matters safely and sustainably while championing the well-being of our employees and communities. Headquartered in Chicago, Illinois since its founding in 1898, GATX has paid a quarterly dividend, uninterrupted, since 1919.

Page 2 AVAILABILITY OF INFORMATION ON GATX'S WEBSITE Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investors” tab. Shari Hellerman Senior Director Investor Relations, ESG, and External Communications GATX Corporation 312-621-4285 shari.hellerman@gatx.com